Exhibit 99



                [PowerHouse Technologies Group, Inc. Letterhead]

                         Press Contact:    Colleen Cavanaugh
                                           The Hoffman Agency
                                           ccavanaugh@hoffman.com
                                           770-448-2661

                      Investor Contact:    David Wells
                                           Vice President, Finance Operations
                                           PowerHouse Technologies Group, Inc.
                                           925-328-1100, ext. 303

FOR IMMEDIATE RELEASE:
----------------------

PowerHouse Technologies Group, Inc. completes $10.5 million private placement


SAN RAMON, Calif., Sept. 30, 2004 - POWERHOUSE TECHNOLOGIES GROUP, INC. (OTCBB:
PWHT.PK) the developer of the Migo, a mobile computing solution that enhances personal productivity to make any computer your own, has completed a $10.5 million private placement of Series A Senior Convertible Preferred Stock (the "Senior A Preferred Stock"), announced on March 31, 2004. All of the closing conditions have been satisfied and the funds have been received by the Company.

PowerHouse raised approximately $10.5 million through the sale of Senior A Preferred Stock to a group of institutional investors at a price of $3.06 per share. The sale included a five-year warrant to purchase shares of Common Stock at an exercise price of $3.83 for every four shares of Senior A Preferred Stock purchased. The amount of funds raised by PowerHouse included approximately $2,639,000 received under a previously completed bridge financing and issuance of convertible notes.

The private placement was successfully marketed by the IndiGo Securities LLC.

"We are pleased to announce this significant vote of confidence in PowerHouse Technologies," said Chairman and CEO Jay Elliot. PowerHouse intends to use the funding to further develop the core operating system that drives the Migo. The Company originally selected the USB flash drive platform for the launch of the Migo software because of its simple design and ease of use. Now the Company will expand the availability of the Migo software by offering it through other formats and devices. Says Elliot, "The flash memory device is an elegant tool for Migo, and will remain an important piece of our product line. However, the funding allows us to continue the execution of our strategy, which makes Migo available to many different devices and in a wide array of applications and environments."

About PowerHouse Technologies Group

PowerHouse Technologies Group, Inc., (www.pwhtgroup.com) headquartered in San Ramon, Calif., acquires, develops and markets computing software products that improve the way mobile information is securely stored, carried and accessed. The Migo, recently launched by PowerHouse, is an award winning personal and workgroup information management solution for Windows and Outlook based systems.

SAFE HARBOR PROVISION: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in PowerHouse Technologies Group, Inc.'s filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.